ADDITIONAL COMPENSATION AGREEMENT


                                                                   June 24, 2003

CITIGROUP GLOBAL MARKETS INC.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

     Reference is made to the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), by and among Neuberger Berman Income Opportunity Fund Inc., a Maryland corporation (the "Fund"), Neuberger Berman Management Inc., a New York corporation (the "Adviser"), Neuberger Berman, LLC, a Delaware limited liability company, and each of the Underwriters named therein, with respect to the issue and sale of the Fund's Common Shares, as described therein. Reference is also made to (i) the Investment Management Agreement dated as of June 24, 2003 (the "Investment Management Agreement"), between the Adviser and the Fund and (ii) the registration statement on Form N-2 registering the Common Shares of the Fund (the "Registration Statement"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Underwriting Agreement.

     1. AGREEMENT. The Adviser hereby confirms its agreement with each of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the "Primary Underwriters") with respect to the additional compensation referred to in the "Underwriting" section of the Registration Statement, payable by the Adviser to the Primary Underwriters. The Adviser agrees to pay (i) to the Primary Underwriters a fee at an aggregate rate of 0.15% per annum of the Fund's Managed Assets (as defined in Section 3(b) hereof) and (ii) to Citigroup Global Markets Inc., a fee of $100,000 per annum (collectively, the "Additional Compensation"); provided, however, that such payments shall not, in the aggregate, exceed the "Maximum Additional Compensation Amount" (as defined in Section 4 hereof). In exchange for the Additional Compensation, each Primary Underwriter will provide to the Adviser certain after-market shareholder support services on an ongoing basis designed to maintain the visibility of the Fund in the investor community and will provide relevant information, studies or reports regarding the Fund and the closed-end investment company industry.

     2. PRO RATA PERCENTAGE. Each Primary Underwriter shall be assigned a "Pro Rata Percentage" based on the number of Common Shares sold by such Primary Underwriter in the Fund's initial public offering and listed on Schedule I hereto.

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     3.   PAYMENT OF ADDITIONAL COMPENSATION. (a) The Adviser shall pay the
Additional Compensation, payable in arrears at the end of each calendar quarter, as follows: (i) to each Primary Underwriter, Additional Compensation in an amount equal to such Primary Underwriter's Pro Rata Percentage multiplied by 0.0375% of the Fund's Managed Assets for such quarter and (ii) to Citigroup Global Markets Inc., Additional Compensation in an amount equal to $25,000 for such quarter.

     (b) For the purposes of this Additional Compensation Agreement, "Managed Assets" means the average daily total assets of the Fund minus liabilities (other than the aggregate indebtedness, if any, entered into for purposes of leverage).

     (c) All Additional Compensation payable hereunder shall be paid to each Primary Underwriter by wire transfer of immediately available funds within 30 days following the end of each calendar quarter to a bank account designated by such Primary Underwriter. At the time of each payment of Additional Compensation hereunder, the Adviser shall deliver to each Primary Underwriter receiving an installment of Additional Compensation a statement indicating the amount of Managed Assets on which such payment was based.

     (d) The initial payments of Additional Compensation hereunder shall be with respect to the calendar quarter ending September 30, 2003, pro-rated in respect of the period from the Closing Date to September 30, 2003. In the event that this Additional Compensation Agreement terminates prior to the end of a calendar quarter, the Additional Compensation required to be paid hereunder shall be due and payable within 30 days following the termination hereof and shall be pro-rated in respect of the period prior to such termination. Notwithstanding the foregoing, if any payment hereunder would otherwise fall on a day which is not a business day, it shall be due on the next day that is a business day. All Additional Compensation payable hereunder shall be in addition to any fees paid by the Adviser pursuant to the Underwriting Agreement.

     (e) The Adviser shall be permitted to terminate this agreement at any time upon making a prepayment to the Primary Underwriters of amounts otherwise payable hereunder. The amount of any such prepayment will be determined by mutual agreement of the Adviser and the Primary Underwriters.

     (f) Each Primary Underwriter agrees that it shall promptly notify the Adviser in writing if it learns of any material inaccuracy or misstatement in, or material omission from, any written information provided by such Primary Underwriter to the Adviser in connection with the performance of services by such Primary Underwriter under this Agreement. Each Primary Underwriter agrees that in performing its services under this Agreement, it shall comply with all applicable laws, rules and regulations.

     4. MAXIMUM ADDITIONAL COMPENSATION AMOUNT. The "Maximum Additional Compensation Amount" payable by the Adviser hereunder shall be the excess of (i) four and one-half percent (4.5%) of the aggregate initial public offering price for the Common Shares purchased pursuant to the Underwriting Agreement (including all Firm Shares and Additional Shares) over (ii) the amount payable by the Fund to the Underwriters pursuant to Section 12 of the Underwriting

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

Agreement for partial reimbursement of certain Underwriter expenses; PROVIDED, that the total amount of the Additional Compensation payable hereunder (when taken together with the sales load paid by the Fund to the Underwriters pursuant to the Underwriting Agreement and any expense reimbursement paid to the Underwriters pursuant to the Underwriting Agreement) shall not exceed any sales charge limits (which the parties hereto currently understand to be 9.0% of the aggregate offering price of the Common Shares to be offered pursuant to the Underwriting Agreement) under the rules of the NASD, Inc., as then in effect; and provided, further, that in determining when this Maximum Additional Compensation Amount has been paid, the value of each of the quarterly payments made hereunder shall be discounted at the annual rate of 10% to the Closing Date.

     5. TERM. This Additional Compensation Agreement shall terminate on the earliest to occur of (a) the payment by the Adviser hereunder of the Maximum Additional Compensation Amount, (b) the prepayment by the Adviser of an agreed upon amount in accordance with Section 3(e) hereof, (c) the dissolution and winding up of the Fund, (d) the date on which the Investment Management Agreement or other advisory agreement between that Fund and the Adviser or any successor in interest to the Adviser, including but not limited to an affiliate of the Adviser, shall no longer be in full force and effect and (e) notwithstanding the foregoing or any other provision of this Additional Compensation Agreement, this Additional Compensation Agreement shall terminate if the Common Shares are not sold to the Underwriters in accordance with the terms of the Underwriting Agreement on the Closing Date and, in the event of such termination, there shall be no obligation on the part of any party hereto with respect to this Additional Compensation Agreement.

     6. NOT AN INVESTMENT ADVISER. The Adviser acknowledges that the Primary Underwriters are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund's portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of any Primary Underwriter, and the Primary Underwriters are not hereby agreeing, to:
(i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind to perform any such similar services.

     7. NOT EXCLUSIVE. Nothing herein shall be construed as prohibiting any Primary Underwriter or its respective affiliates from acting as an underwriter for any other persons (including other registered investment companies or other investment managers). Neither this Agreement nor the performance of the services contemplated hereunder shall be considered to constitute a partnership, association or joint venture between the Adviser and the Primary Underwriters. In addition, nothing in this Agreement shall be construed to constitute any Primary Underwriter as the agent or employee of the Adviser or the Adviser as the agent or employee of any Primary Underwriter and none of the parties hereto shall make any representation to the contrary.

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

     8. ASSIGNMENT. This Additional Compensation Agreement may not be assigned by any party without prior written consent of each other party.

     9. AMENDMENT; WAIVER. No provision of this Additional Compensation Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

     10. NOTICE. Notice given pursuant to any provision of this Agreement shall be in writing and shall be delivered (a) if to the Adviser, c/o Neuberger Berman, LLC, 605 Third Avenue, New York, New York 10158; Attention: Ellen Metzger, Esq., with a copy to Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019; Attention Mary Carty; or (b) if to Citigroup Global Markets Inc., as representative of the Primary Underwriters, at the office of Citigroup Global Markets Inc. at 388 Greenwich Street, New York, New York 10013,
Attention: Manager, Investment Banking Division.

     11. GOVERNING LAW. This Additional Compensation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     12. COUNTERPARTS. This Additional Compensation Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of the Additional Compensation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

     13. CONSENT TO JURISDICTION. No claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and the Adviser and each Primary Underwriter consents to the jurisdiction of such courts and personal service with respect thereto. Each Primary Underwriter and the Adviser waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Adviser and each Primary Underwriter agree that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Adviser and each such Primary Underwriter and may be enforced in any other courts to the jurisdiction of which the Adviser and each Primary Underwriter is or may be subject, by suit upon such judgment.



     This Agreement shall be effective as of the date first written above.


                                 [END OF TEXT]

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

                                              NEUBERGER BERMAN
                                              Management INC.



                                              By:  /s/ Robert Conti
                                                   -----------------------------
                                              Name:  Robert Conti
                                              Title: Senior Vice President



Agreed and Accepted:


CITIGROUP GLOBAL MARKETS INC.


By:    /s/ Robert F. Bush, Jr.
       -----------------------------------
Name:  Robert F. Bush, Jr.
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


By:    /s/ John Erickson
       --------------------------------------------
       Authorized Signatory

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

                                   Schedule I



                                            Pro Rata
                                            Percentage
Name of Primary Underwriter                 -----------

Citigroup Global Markets Inc.                 79.38%
Merrill Lynch, Pierce, Fenner & Smith
  Incorporated                                20.62%

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